UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2006
Date of Report (Date of earliest event reported)

Impac Mortgage Holdings, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State of Incorporation)

1-1400	33-0675505
(Commission File Number)	(IRS Employer
Identification Number)

1401 Dove Street,
Newport Beach, California 92660	92660
(Address of principal executive offices)	(Zip Code)

(951) 475-3600
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Compensation of Directors

On August 18, 2006, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Impac Mortgage Holdings, Inc. (the “Company”) and the Board, approved the changes to the compensation of the Company’s non-employee directors described below.

Fee Increases. The Committee and Board approved changes to the fees payable to the Company’s non-employee directors, effective July 1, 2006, as follows: (i) the annual fee payable to non-employee directors for their services was increased to $40,000 per year from $20,000 per year; (ii) the meeting fee payable to members of the Board was increased to $2,500 from $1,000; (iii) the fee for services on the Audit Committee, the Compensation Committee and the Corporate Governance Committee was increased to $2,500, $1,000 and $1,000, respectively, from $1,000, $0 and $0, and changed from a quarterly fee to a per meeting fee; (iv) the annual fee payable to the chairperson of each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee was increased to $20,000, $5,000 and $5,000, respectively, from $1,300, $0 and $0 per meeting; and (v) the annual fee payable to the lead independent director was established at $10,000.

Equity Awards. In addition to changes in the fees, the Committee and Board approved an annual equity award to each non-employee director of  options to purchase 40,000 shares of the Company’s common stock (“Stock Options”), or instead, at the election of the individual director, a number of shares of restricted Company common stock equal in value to the number of Stock Options (based on the binomial value of the Stock Options) not taken by such director. The options to purchase 40,000 shares of the Company’s common stock is consistent with awards granted during the fiscal years 2003 through 2005. The Stock Options have an exercise price of $9.94 and will vest equally over three years and expire four years from the date of grant.  The Restricted Stock will vest equally over three years.  No dividend equivalent rights were issued with respect to the Stock Options granted, although the existing dividend equivalent rights on prior option grants were retained.

Special Services.  From time to time, the Company’s non-employee directors have been and may be asked to engage in special director services, whether or not a committee of the board has been formed for such purpose.  Such services have included and may include strategic reviews, strategic transaction oversight, independent major litigation oversight and like matters involving substantially greater commitments of time from the relevant directors.  In such circumstances, the Committee and Board have determined that the directors engaged in such efforts shall receive a fee of $25,000 per quarter for the duration of such service, and any designated director or committee chair appointed shall receive a quarterly fee of $50,000.  Such fees shall be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the Committee and Board deem appropriate.  In connection with prior special services, each of our non-employee directors, other than the designated director or committee chair, earned fees of $75,000 and the designated director earned a fee of $150,000.

Compensation of Named Executive Officers

On August 18, 2006, the Committee also approved new performance criteria for the aggregate 225,000 options granted to Messrs. Joseph R. Tomkinson, our Chairman and Chief Executive Officer, William S. Ashmore, our President, and Richard J. Johnson our Executive Vice President and Chief Operating Officer.  The awards will vest in one-third increments if the Company meets specified taxable net income targets over each of the three 12-month periods ending June 30, 2009. The options expire four years from the date of grant. If a portion of an award does not vest, the failure of that  portion to vest will not affect the vesting of earlier or subsequent portions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MORTGAGE HOLDINGS, INC.

Date: August 22, 2006	By:	/s/ Ronald M. Morrison
Ronald M. Morrison
General Counsel and Secretary